Pricing Supplement No. 10 dated March 2, 2006	Filed under Rule 424(b)(3)
(to Prospectus dated January 5, 2005	File No. 333-107132
and Prospectus Supplement dated June 9, 2005)

SLM Corporation

Medium Term Notes, Series A

Due 9 Months or Longer From the Date of Issue

Principal Amount: $25,000,000	Floating Rate Notes: ☐	Fixed Rate Notes: ☒
Original Issue Date: March 10, 2006	Closing Date: March 10, 2006	CUSIP Number: 78442F DV 7
Maturity Date: March 10, 2021	Option to Extend ☒ No Maturity: Yes If Yes, Final Maturity Date:	Specified Currency: U.S. Dollars

Redeemable in whole or in part at the option of the Company:	☐ No ☒ Yes	Redemption Price:	100% of the principal amount of the Notes plus accrued and unpaid interest to the date fixed for redemption.
		Redemption Dates:	March 10, 2009 and each March 10th and September 10th thereafter during the term of the Notes upon at least 20 business days written notice to holders of the Notes.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate: 6.15%.	Interest Payment Dates:	Each March 10th and September 10th during the term of the Notes, unless earlier redeemed, beginning September 10, 2006, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method: 30/360	Interest Periods:

From and including the Closing Date or each March 10th and September 10th thereafter, as the case may be, to and including the next succeeding March 9th and September 9th, as the case may be, unless earlier redeemed, with no adjustment to period end dates for accrual purposes.

Morgan Keegan & Company, Inc.

March 2, 2006

Form:	Book-entry.

Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.

Trustee:	JPMorgan Chase Bank, National Association formerly known as JPMorgan Chase Bank and The Chase Manhattan Bank.

Agent:	Morgan Keegan & Company, Inc. is acting as underwriter in connection with this issuance.

Issue Price:	100.0%.

Agent’s Commission:	0.60%.

Net Proceeds:	$24,850,000.

Concession:	N/A.

Reallowance:	N/A.

CUSIP Number:	78442F DV 7.

ISIN Number:	US78442FDV76.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America.  Neither SLM Corporation

nor any subsidiary of SLM Corporation is a government-sponsored enterprise or an instrumentality of the United States of America.